Exhibit 21.1
DASAN Zhone Solutions, Inc.
List of Subsidiaries
DASAN Zhone Solutions, Inc. had the following subsidiaries at December 31, 2016:

Name	Organized under the laws of
Ark Electronic Products, Inc.	Florida
Astarte Fiber Networks, Inc.	Colorado
DASAN Network Solutions, Inc.	United States
DASAN Network Solutions, Inc. (Korea)	Korea
DASAN Network Solutions, Japan Co., Ltd. (Formerly: HandySoft Japan Co., Ltd.)	Japan
DASAN Vietnam Co., Ltd.	Vietnam
Osicom Technologies Europe Limited	United Kingdom
Paradyne Canada, LTD	Canada
Paradyne Corporation	Delaware
Paradyne Finance Corp.	Delaware
Paradyne Networks, Inc.	Delaware
Paradyne Worldwide Corporation	Delaware
Premisys Communications, Inc.	Delaware
Premisys Communications Ltd.	United Kingdom
R-Net International, Inc.	Nevada
Sciteq Communications, Inc.	Nevada
Simpulan Mutiara Sdn. Bhd. ***	Malaysia
Sorrento Networks Corporation	Delaware
Sorrento Networks Europe SA	Belgium
Sorrento Networks GmbH *	Germany
Sorrento Networks, SA	France
Sorrento Valley Real Estate Holdings, LLC	California
Xybridge Technologies, Inc.	Texas
Zhone AB	Sweden
Zhone International Ltd.	Cayman Islands
Zhone International Limited	UK
Zhone Technologies Australia PTY LTD **	Australia
Zhone Technologies B.V.	Netherlands
Zhone Technologies Campus, LLC	California
Zhone Technologies De Argentina SRL	Argentina
Zhone Technologies de Colombia Limitada	Colombia
Zhone Technologies do Brasil LTDA	Brazil
Zhone Technologies GMBH	Germany
Zhone Technologies, Inc.	Canada
Zhone Technologies International, Inc.	Delaware
Zhone Technologies KK	Japan
Zhone Technologies Limited	Hong Kong
Zhone Technologies Ltd.	United Kingdom
Zhone Technologies Pte. Ltd.	Singapore
Zhone Technologies S. de R.L. de C.V.	Mexico
Zhone Technologies S.R.L.	Italy
ZTI Merger Subsidiary III, Inc.	Delaware
Zhone Technologies, SA (PTY) LTD	South Africa